Exhibit 23.1

The Board of Directors
Aspen Insurance Holdings Limited
Maxwell Roberts Building
1 Church Street
Hamilton, Bermuda

February 22, 2007

Dear Sirs

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form F-3 (No. 333-129214) and Form S-8 (Nos. 333-114765, 333-132476 and 333-136441) of Aspen Insurance Holdings Limited of our reports dated February 22, 2007, with respect to the consolidated balance sheets of Aspen Insurance Holdings Limited as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity, cash flows, and comprehensive income for each of the years in the three-year period ended December 31, 2006, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006, Annual Report on Form 10-K of Aspen Insurance Holdings Limited.

Yours faithfully

/s/ KPMG Audit Plc
KPMG Audit Plc

London, England